Exhibit 24(b)(9)(iii)

KIEWIT MUTUAL FUND
RODNEY SQUARE MANAGEMENT CORPORATION
ADMINISTRATION AGREEMENT


	THIS ADMINISTRATION AGREEMENT made this 19th day of February, 1997, by and between Kiewit Mutual Fund, formerly known as Kiewit Institutional Fund, a Delaware business trust (the "Fund"), and Rodney Square Management Corporation, a corporation organized under the laws of the State of Delaware ("Rodney Square"), having its principal place of business in Wilmington, Delaware.

	WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and has registered for public sale under the Securities Act of 1933, as amended (the "1933 Act"), shares of beneficial interest, par value $0.01 per share
("Shares"), corresponding to one or more separate and distinct portfolios (individually, a "Portfolio", and collectively, the "Portfolios");

	WHEREAS, each Share of a Portfolio represents an undivided interest in the assets, subject to the liabilities, allocated to that Portfolio, and each Portfolio has a separate investment objective and separate investment policies;

	WHEREAS, at the present time, the Fund consists of six Series, Kiewit Money Market Portfolio, Kiewit Government Money Market Portfolio; Kiewit Short-Term Government Portfolio, Kiewit Intermediate-Term Bond Portfolio, Kiewit Tax-Exempt Portfolio and Kiewit Equity Portfolio

	WHEREAS, at the present time, each Portfolio consists of and plans to issue, pursuant to separate Prospectuses, two classes of Shares, a "K Class" (subject to no sales or distribution charges) and a "S Class" (subject to a distribution charge pursuant to Rule 12b-1 under the 1940 Act, as stipulated in the Fund's S
Class Prospectus);

	NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Fund and Rodney Square agree as follows:

	1.	Appointment.  The Fund hereby appoints and employs Rodney
Square as agent to perform those services described in this Agreement for the Fund. Rodney Square shall act under such appointment and perform the obligations thereof upon the terms and conditions hereinafter set forth and in accordance with the principles of principal and agent as enunciated by the common law.


	2.	Documents.  The Fund has furnished Rodney Square with
copies properly certified or authenticated of each of the following:

		a.	Resolutions of the Fund's Board of Trustees authorizing
the appointment of Rodney Square to provide certain administration services to the Fund and approving this Agreement;

		b.	Schedule B identifying and containing the signatures of
the Fund's officers and other persons authorized ("Authorized
Persons") to sign "Written Instructions" (as used in this Agreement to mean written instructions on behalf of the Fund signed by two Authorized Persons, delivered by hand, mail, telegram, cable, telex or facsimile to, and received by, Rodney
Square;

		c.	The Fund's Certificate of Trust filed with the
Secretary of the State of Delaware on
June 1, 1994 and all amendments thereto and restatements thereof;

		d.	The Fund's Agreement and Declaration of Trust and all
amendments thereto and restatements thereof;

		e.	The Fund's By-Laws and all amendments thereto and
restatements thereof (such By-Laws as presently in effect and as they shall from time to time be amended or restated, are herein called "By-Laws");

		f.	The Accounting Services Agreement between the Fund and
Rodney Square dated February 19, 1997;

		g.	The Custodian Agreement between the Fund and Wilmington
Trust Company (the "Custodian") effective July 1, 1994;

		h.	The Transfer Agency Agreement between the Fund and
Rodney Square dated February 19, 1997;

		i.	The Fund's Notification of Registration filed pursuant
to Section 8(a) of the 1940 Act as filed with the Securities and Exchange Commission ("SEC") on July 19, 1994;

		j.	The Fund's most recent Registration Statement on Form
N-1A under the 1933 Act (File No. 33-84762) and under the 1940
Act (File No. 811-8648), as filed with the SEC, and all amendments thereto;

		k.	The Fund's most current Prospectus(es) ("Prospectus")
and Statement(s) of Additional Information ("SAI") relating to the Portfolios; and

		l.	If required, a copy of either (i) a filed notice of
eligibility to claim the exclusion from the definition of "commodity pool operator" contained in Section 2(a)(1)(A) of the Commodity Exchange Act ("CEA") that is provided in Rule 4.5 under the CEA, together with all supplements as are required by the Commodity Futures Trading Commission ("CFTC"), or (ii) a letter which has been granted the Fund by the CFTC which states that the Fund will not be treated as a "pool" as defined in Section
4.10(d) of the CFTC's General Regulations, or (iii) a letter which has been granted the Fund by the CFTC which states that CFTC will not take any enforcement action if the Fund does not register as a "commodity pool operator."

		The Fund will furnish Rodney Square from time to time with copies, properly certified or authenticated, of all additions, amendments or supplements to the foregoing, if any.

	3.	Portfolio Administration.  Subject to the direction and
control of the Board of Trustees (the "Trustees") of the Fund and to the extent not otherwise the responsibility of, or provided by, the Fund or other supply agents of the Fund, Rodney Square shall provide the following administrative services:


		a.   (i)	office facilities (which may be in Rodney
Square's or its affiliates' own offices);
			    (ii)	non-investment related statistical and
research data;
			   (iii)	executive and administrative services;
			    (iv)	stationery and office supplies at Fund
expense;
			     (v)	corporate secretarial services, such as the
preparation and distribution of materials
	at Fund expense for meetings of the Trustees; and
			    (vi)	Distribution of Trustees' and Officers'
questionnaires.


		b.	Prepare and file, if necessary, reports to shareholders
of the Fund and reports with the SEC, state securities commissions and Blue Sky authorities, including preliminary and definitive proxy materials, post-effective amendments to the Fund's registration statement, Rule 24f-2 Notices, Form
N-SAR filings, and prospectus supplements;


		c.	Monitor the Fund's compliance with the investment
restrictions and limitations imposed by the 1940 Act, and applicable regulations thereunder, the fundamental and non-fundamental investment policies and limitations set forth in the Prospectus and SAI, and the investment restrictions and limitations necessary for each Portfolio of the Fund to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code") or any successor statute;

		d.	Monitor sales of the Fund's shares and ensure that such
shares are properly registered as required with the SEC and applicable state authorities;

		e.	Prepare and distribute to appropriate parties notices
announcing the declaration of dividends and other distributions to shareholders;


		f. Prepare financial statements and footnotes and other financial information with such frequency and in such format as required to be included in reports to shareholders and the SEC;

	g.	Review sales literature and file such with regulatory
authorities, as necessary;


	h.	Provide information regarding material developments in
state securities regulation; and

		i.	Provide personnel to serve as officers of the Fund if
so elected by the Trustees.

	4.	Expenses of the Fund.  The Fund agrees that it will pay
all its expenses other than those expressly stated to be payable by Rodney Square hereunder, which expenses payable by the Fund shall include, without limitation:


		a.	Fees payable for services provided by the Fund's
independent public accountants;


		b.	Fees payable for accounting services;


		c.	Taxes levied against the Fund or any Portfolio;


		d.	Costs and/or fees incident to holding meetings of the
Trustees and shareholders, preparation (including typesetting and printing charges) and mailing of prospectuses, reports and proxy materials to the existing shareholders of the Fund, filing of reports with regulatory bodies, maintenance of the Fund's corporate existence, and registration of shares with federal and state securities authorities;


e.	Legal fees and expenses;

f.	Costs of printing stock certificates representing
shares of the Fund;


		g.	Fees payable to, and expenses of, members of the
Trustees who are not "interested persons" of the Fund;


		h.	Out-of-pocket expenses incurred in connection with the
provision of administration and custodial agency services;


i.	Premiums payable on insurance policies related to the
Fund's business;

j.	Distribution fees, if any;

		k.	Service fees, if any, payable by each Portfolio to the
Distributor for providing personal services to the shareholders of each Portfolio and for maintaining shareholder accounts for those shareholders;


		l.	Fees, voluntary assessments and other expenses incurred
in connection with the Fund's membership in investment company organizations; and


		m.	Such non-recurring expenses as may arise, including
actions, suits or proceedings to which the Fund is a party and the legal obligation which the Fund may have to indemnify its Trustees and officers with respect thereto.

		Except as otherwise agreed by Rodney Square, Rodney Square will not reimburse the Fund for (or have deducted from its fees payable under this Agreement) any Fund expenses in excess of any expense limitations imposed by state securities commissions having jurisdiction over the sale of Portfolio shares.

	5.	Recordkeeping and Other Information.  Rodney Square shall
create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including, but not limited to, records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions (described above) performed by it and not otherwise created and maintained by another party pursuant to contract with the Fund. All records shall be the property of the Fund at all times and shall be available for inspection and use by the Fund. Where applicable, such records shall be maintained by Rodney Square for the periods and in the places required by Rule 31a-2 under the 1940 Act.

	6.	Audit, Inspection and Visitation.  Rodney Square shall
make available during regular business hours all records and other data created and maintained pursuant to the foregoing provisions of this Agreement for reasonable audit and inspection by the Fund, any person retained by the Fund or any regulatory agency having authority over the Fund.

	7.	Compliance with Governmental Rules and Regulations.
Except as otherwise provided herein, the Fund assumes full responsibility for ensuring that the Fund complies with all applicable requirements of the 1933 Act, the Securities Exchange Act of 1934, as amended (the "1934 Act"), the 1940 Act, the CEA and any laws, rules and regulations of governmental authorities having jurisdiction.

	8.	Compensation.  For the performance of its obligations
under this Agreement, the Fund shall pay Rodney Square an administrative fee with respect to each Portfolio in accordance with the fee arrangements described in Schedule A attached hereto, as such schedule may be amended from time to time.

	9.	Appointment of Agents.  Neither this Agreement nor any
rights or obligations hereunder may be assigned by Rodney Square without the written consent of the Fund. Rodney Square may at any time or times in its discretion appoint (and may at any time remove) other parties as its agent to carry out such of the provisions of this Agreement as Rodney Square may from time to time direct; provided, however, that the appointment of any such agent shall not relieve Rodney Square of any of its responsibilities or liabilities hereunder.

	10.	Delegation.  On thirty (30) days' prior written notice to
the Fund, Rodney Square may assign any part or all its rights and delegate its duties hereunder to any affiliate, provided that (i) the delegate agrees with Rodney Square to comply with all relevant provisions of the Investment Company Act and applicable rules and regulations; (ii) Rodney Square shall remain responsible for the performance of all of its duties under this Agreement; (iii) Rodney Square and such delegate shall promptly provide such information as the Fund may request; and (iv) Rodney
Square shall respond to such questions as the Fund may ask, relative to the delegation, including (without limitation) the capabilities of the delegate.

	11.	Use of Rodney Square's Name.  The Fund shall not use the
name of Rodney Square or any of its affiliates in any Prospectus, SAI, or other material relating to the Fund in a manner not approved prior thereto in writing by Rodney Square; provided, however, that Rodney Square shall approve all uses of its and its affiliates' names that merely refer in accurate terms to their appointments hereunder or that are required by the SEC or a state securities commission; and further provided, that in no event shall such approval be unreasonably withheld.

	12.	Use of Fund's Name.  Neither Rodney Square nor any of its
affiliates shall use the name of the Fund or material relating to the Fund on any forms (including any checks, bank drafts or bank statements) for other than internal use in a manner not approved prior thereto by the Fund; provided, however, that the Fund shall approve all uses of its name that merely refer in accurate terms to the appointment of Rodney Square hereunder or that are required by the SEC or a state securities commission; and further provided, that in no event shall such approval be unreasonably withheld.

	13.	Liability of Rodney Square or Affiliates.  Rodney Square
and its affiliates shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except to the extent of a loss resulting from willful misfeasance, bad faith, negligence or reckless disregard of their obligations and duties under this Agreement. Any person, even though also an officer, director, employee, agent or representative of Rodney Square or any of its affiliates who may be or become an officer or director of the Fund, shall be deemed, when rendering services to the Fund as such officer or acting on any business of the Fund in such capacity (other than services or business in connection with Rodney Square's duties under this Agreement), to be rendering such services to or acting solely for the Fund and not as an officer, director, employee, agent or representative, or one under the control or direction of Rodney
Square or any of its affiliates, even though paid by one of those entities.

	14.	Indemnification.


		a.	The Fund agrees to indemnify and hold harmless Rodney
Square, its directors, officers, employees, agents and representatives (collectively "Representatives") from all taxes, charges, expenses, assessments, claims and liabilities including, without limitation, liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act, and any applicable state and/or foreign securities laws, or amendments thereto (the "Securities Laws"), and expenses, including without limitation reasonable attorneys' fees and disbursements, arising directly or indirectly from any action or omission to act which Rodney Square takes (i) at the request of or on the direction of or in reliance on the advice of the Fund or (ii) upon oral or written instructions. Neither
Rodney Square nor any of its Representatives shall be indemnified against any liability (or any expenses incident to such liability) arising out of Rodney Square's or its Representatives' own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.


		b.	Rodney Square agrees to indemnify and hold harmless the
Fund from all taxes, charges, expenses, assessments, claims and liabilities arising from Rodney Square's obligations pursuant to this Agreement (including, without limitation, liabilities arising under the Securities Laws) and expenses, including
(without limitation) reasonable attorneys' fees and disbursements arising directly or indirectly out of Rodney Square's or its Representatives' own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.


		c.	In order that the indemnification provisions contained
in this Section 14 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

	15.	Amendments.  Rodney Square and the Fund shall
regularly consult with each other regarding Rodney Square's performance of its obligations and its compensation under the foregoing provisions. In connection therewith, the Fund shall submit to Rodney Square at a reasonable time in advance of filing with the SEC copies of any amended or supplemented registration statement of the Fund (including exhibits) under the 1933 Act, and the 1940 Act, and, a reasonable time in advance of their proposed use, copies of any amended or supplemented forms relating to any plan, program or service offered by the Fund. Any change in such materials that would require any change in Rodney Square's obligations under the foregoing provisions shall be subject to the burdened party's approval, which shall not be unreasonably withheld. In the event that a change in such documents or in the procedures contained therein increases the cost to Rodney Square of performing its obligations hereunder by more than an insubstantial amount, Rodney Square shall be entitled to receive reasonable compensation therefor.

	16.	Duration, Termination, etc.  The provisions of this
Agreement may not be changed, waived or discharged orally, but only by written instrument that shall make specific reference to this Agreement and that shall be signed by the party against which enforcement of such change, waiver or discharge is sought.

		This Agreement shall become effective as of the close of business on the date first written above, and unless terminated as hereinafter provided, shall continue in force for two (2) years from the date of its execution and thereafter from year to year.

		This Agreement may be terminated by a vote of the Board of Trustees of the Fund, or by a vote of a majority of the outstanding voting securities of any one or more of the Fund's
Portfolios, upon written notice to Rodney Square, in the event of a material breach remaining uncured for thirty (30) days after due written notification of such breach has been issued by the Fund to, and received by, Rodney Square. "Material breach" includes gross negligence in the performance of the duties of Rodney Square, as well as a material breach of a provision of this Agreement. However, in the event of a material breach resulting from willful misconduct or reckless disregard of the duties of Rodney Square or its employees, this Agreement may be terminated thirty (30) days after written notification of such breach has been issued by the Fund to, and received by, Rodney
Square.

		Furthermore, this Agreement may be terminated by the Fund if a majority of the Board of Trustees votes to approve such a termination, for any of the following reasons: (a) the Fund ceases doing business, liquidates, and distributes all remaining assets to its shareholders; (b) the merger of the Fund with another registered investment company, substantially all of the assets of which are owned by shareholders not presently affiliated with or related to the shareholders of the Fund or Kiewit Investment Trust; (c) the merger with or sale of substantially all of the assets of Kiewit Investment Management
Corporation to a person not presently affiliated with or related to the shareholders of the Fund or Kiewit Investment Trust; or
(d) any other event of similar kind, which results in a fundamental change in the nature of the mutual fund business of the Fund or Kiewit Investment Trust. The reasons set forth in this paragraph may be applied to terminate this Agreement with respect to one or more Portfolios, as well as to the Fund itself.
Termination shall occur at the time of the relevant event, but not earlier than six (6) months after written notification issued by the Fund to, and received by, Rodney Square.

		This Agreement may also be terminated by Rodney Square, upon written notice to the Fund, in the event of a material breach remaining uncured for sixty (60) days after the written notification of such breach has been issued by Rodney Square to, and received by, the Fund.

		Termination shall not relieve the parties of duties and obligations accrued prior to termination (including the duty to pay accrued fees and expenses), nor those duties which by their nature survive termination (such as the duty to maintain the confidentiality of information, and the duty to transfer assets and records to successors in an orderly and cooperative manner).

		Upon the termination of this Agreement, the Fund shall pay to Rodney Square such compensation as may be payable for the period prior to the effective date of such termination, including reimbursement for any out-of-pocket expenses reasonably incurred by Rodney Square to such date. In the event that the Fund designates a successor to any of Rodney Square's obligations hereunder, Rodney Square shall, at the expense and direction of the Fund, transfer to such successor all relevant books, records and other data established or maintained by Rodney Square under the foregoing provisions.

	17.	Audit, Inspection and Visitation.  Rodney Square shall
make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the Fund or any person retained by the Fund. Upon reasonable notice by the Fund, Rodney
Square shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visitation by the Fund, or any person retained by the Fund.

	18.	Notice.  Any notice under this Agreement shall be given
in writing addressed and delivered or mailed, postage prepaid, to the other party to this Agreement at its principal place of business.

	19.	Severability.  If any provision of this Agreement shall
be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

	20.	Governing Law.  To the extent that state law has not been
preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws (without regard, however, to laws as to conflicts of law) of the State of Delaware.

	21.	Shareholder Liability.  Rodney Square acknowledges that
it has received notice of and accepts the limitations of liability set forth in the Fund's Agreement and Declaration of Trust and By-Laws. Rodney Square agrees that the Fund's obligations hereunder shall be limited to the Fund, and that Rodney Square shall have recourse solely against the assets of the Portfolio with respect to which the Fund's obligations hereunder relate and shall have no recourse against the assets of any other Portfolio or against any shareholder, Trustee, officer, employee, or agent of the Fund.

	22.	Miscellaneous.  Each party agrees to perform such further
acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in two counterparts, each of which taken together shall constitute one and the same instrument.

	IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


KIEWIT MUTUAL FUND

By:     /s/ Ann McCulloch
	Ann McCulloch, President


RODNEY SQUARE MANAGEMENT
	CORPORATION


By:     /s/ Martin L. Klopping
	Martin L. Klopping,
President

ADMINISTRATION AGREEMENT
SCHEDULE A
KIEWIT MUTUAL FUND

FEE SCHEDULE


For the services Rodney Square provides under the Administration Agreement attached hereto, Kiewit Mutual Fund (the "Fund") agrees to pay Rodney Square, on behalf of each Fund Portfolio (as listed below), an annual administrative services fee equal to the higher of (a) a minimum fee of $12,000 per Portfolio, or (b) 0.02% of the Portfolio's assets, raised in consideration of sale of S Class Shares. The fee shall be payable only as if and when sales of S Class Shares commence, and then monthly, in arrears, as soon as practicable after the last day of each month, based on the higher of one-twelfth of (a) the minimum annual fee, or (b) the 0.02% asset-based fee, calculated according to the average of the daily total assets of each Fund Portfolio, as determined at the close of business on each day throughout the month.

	Kiewit Money Market Portfolio
	Kiewit Government Money Market Portfolio
	Kiewit Short-Term Government Portfolio
	Kiewit Intermediate-Term Bond Portfolio
	Kiewit Tax-Exempt Portfolio
	Kiewit Equity Portfolio

In the event of the addition, by any one or more of the above listed Portfolios, of a third (or further) class of Shares, the Fund hereby agrees to pay Rodney Square, for services to be rendered pursuant to and for the remaining duration of the attached Agreement, a further annual administration services fee, payable as stipulated above, equal to the greater of (a) $12,000, or (b) 0.02% of the assets raised in consideration of sale of the new Class Shares.

Irrespective of the number of classes of Fund Shares, the Fund shall either pay and advance, or promptly reimburse (upon billing), Rodney Square its reasonable out-of-pocket expenses incurred in the performance of its responsibilities pursuant to the attached Agreement.

SCHEDULE B

KIEWIT MUTUAL FUND

AUTHORIZED PERSONS


	The following persons have been duly authorized by the Board of Trustees to give Oral and Written Instructions on behalf of the Fund:

	Ann McCulloch		___________________________

	Kenneth Gaskins		___________________________

	Gregg Williams		___________________________

	Brian Mosher		___________________________